Exhibit 107

Calculation of Filing Fee Tables

FORM F-1

(Form Type)

AZUL SA

(Exact Name of Registrant as Specified in Its Charter)

N/A

(Translation of the Registrant’s Name into English)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price (1)(2)	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to Be Paid	Equity	Common shares, including in the form of ADSs(3)	Rule 457(c)	406,383,345	—	US$2,286,998,800	0.00013810	US$315,835	—	—	—	—
Fees Previously Paid	—	—	—	—	—	—	—	—	—	—	—	—
Carry Forward Securities
Carry Forward Securities	—	—	—	—	—	—	—	—	—	—	—	—
	Total Offering Amounts					US$2,286,998,800	0.00013810	US$315,835
	Total Fees Previously Paid							—
	Total Fee Offsets							—
	Net Fee Due							US$315,835

(1) The proposed maximum offering price per common share, which is estimated solely for the purposes of calculating the registration fee under Rule 457(c) under the Securities Act, is based on the average of the high (R$28.99 per common share) and low (R$27.27 per common share) sale price for the Registrant’s common shares on the B3 S.A. - Brasil, Bolsa, Balcão on April 29, 2026, which is within five (5) business days prior to the date of this Registration Statement (which average was R$28.13 per common share, or US$5.63 per common share when converted into U.S. dollars at the commercial selling rate published by the Central Bank of Brazil on April 29, 2026 of US$1.0000 to R$4.9985).
(2) Pursuant to Rule 416 under the Securities Act, the common shares, including in the form of American depositary shares (“ADSs”), being registered hereunder include such indeterminate number of common shares, including in the form of ADSs, as may be issuable with respect to the common shares, including in the form of ADSs, being registered hereunder as a result of stock splits, stock dividends or similar transactions.
(3) ADSs, each representing two common shares, issuable upon deposit of the common shares being registered hereby, under that certain deposit agreement entered into among the us, the Depositary, and all holders and beneficial owners of ADSs issued thereunder, as amended from time to time (previously filed as Exhibit (a)(iii) to Post-Effective Amendment No. 1 to the Registration Statement on Form F-6 (File No. 333-292373) filed with the SEC on January 26, 2026).